Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
B E T W E E N:
CRONOS USA CLIENT SERVICES LLC
a limited liability company incorporated in the State of Delaware
(hereinafter referred to as the “Company”)
-and-
MICHAEL GORENSTEIN,
an individual resident in Miami Beach, in the State of Florida
(hereinafter referred to as the “Executive”)
-and-
CRONOS GROUP INC.,
a corporation incorporated in British Columbia, Canada
(hereinafter referred to as the “Cronos Group”)
WHEREAS the Company is a wholly-owned subsidiary of Cronos Group;
WHEREAS a predecessor to Cronos Group and the Executive previously entered into an employment agreement, dated as of August 10, 2016, and as amended by the oral amendment effective in June 2019 (the “Prior Agreement”);
WHEREAS the Executive is currently employed with Cronos Group as Chairman, President and Chief Executive Officer, and the Company wishes to continue engaging the services of the Executive in a senior and specialized capacity by entering into an amended and restated employment agreement (this “Agreement”);
WHEREAS as of September 9, 2020 (the “Effective Date”), the Executive shall, on a voluntary and irrevocable basis, cease serving as President and Chief Executive Officer of Cronos Group, and shall continue in the position of Executive Chairman of the Board of Directors of Cronos Group (the “Board”) for a period of up to eighteen (18) months following the Effective Date;
WHEREAS the Executive will continue to have extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company, Cronos Group and their respective affiliates (excluding Altria Group, Inc. and its subsidiaries) and related entities (together, the “Group”);
AND WHEREAS the Executive acknowledges that this Agreement, including, without limitation, the proprietary rights, confidentiality, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Group;
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, and solely for the purposes specified herein, Cronos Group (together, the “Parties”), agree as follows.

1.Employment
1.1Employment. As of the Effective Date, Executive shall (i) on a voluntary and irrevocable basis, cease serving as President and Chief Executive Officer of Cronos Group, and all other positions he may hold as an officer (or similar or equivalent position) of the Group (other than as set forth in (ii) below) and shall sign such resignations in respect thereof as the Company or Cronos Group may request, and (ii) continue in the position of Executive Chairman of the Board for a period up to eighteen (18) months following the Effective Date, as it may be shortened in the Board’s sole discretion, (the “Employment Period”); provided that, except as provided in Section 4.2 of this Agreement, if the Board should terminate Executive’s service as Executive Chairman prior to the eighteen (18)-month anniversary of the Effective Date, the term of Executive’s consulting services under this Agreement shall commence and shall continue for the remainder of such eighteen (18)-month period (any such period, the “Consulting Period” and, together with the Employment Period, the “Initial Term”). The Initial Term shall automatically be renewed at the end of the Initial Term for successive one-year periods unless either party hereto provides written notice at least thirty (30) days prior to the end of the Initial Term (or thirty (30) days prior to the end of any successive one-year period, if applicable) to the other party of their intention not to renew (the term hereof, as may be so extended, the “Term”).
1.2Responsibilities and Duties. During the Term, the Executive shall perform such duties as are consistent with the Executive’s position and such other duties reasonably assigned by the Board from time to time. Without limiting the foregoing, during the Employment Period, the Executive shall: (i) assist the incoming Chief Executive Officer with business transition plans; (ii) perform such management tasks and functions as may be necessary due to the COVID-19 pandemic and travel restrictions; (iii) serve as a key business partner liaison, including, without limitation, with respect to key business relationships; (iv) provide strategic and corporate development advice; and (v) provide such other business advice and assistance as appropriate and necessary. Following the Employment Period, unless otherwise mutually agreed by the Company and the Executive, the Executive shall cease to serve as a Board member.
1.3Loyalty. The Executive agrees to act in the best interests of the Group at all times and to faithfully discharge his duties and responsibilities hereunder. The Executive shall devote an appropriate amount of his time to the business and affairs of the Group having regard to the Executive’s position and duties and the nature of the Group’s operations. During the Employment Period, the Executive agrees that he shall not undertake any additional business or occupation or become a director, officer, employee or agent of any other entity (including any for profit, public benefit or nonprofit entity) without obtaining prior written approval from the Board and, during the Consulting Period, he shall comply with the conditions as provided herein below. The Executive hereby represents and warrants that he has disclosed to the Board any outside employment or consulting work or any other offices or directorships held by him on the Effective Date as outlined in Exhibit A attached to this Agreement. The Board hereby approves the Executive’s continued involvement in these roles. The Executive further agrees to comply with any general employment policies or practices of Cronos Group that may be implemented and disclosed in writing to the Executive from time to time as such policies or practices may be subsequently amended by Cronos Group, including, without limitation, Cronos Group’s Employee Handbook.
1.4Location of Work. The Parties agree that the Executive shall perform his duties and responsibilities as Executive Chairman from the Executive’s home office in Florida or such other

U.S. locations as mutually agreed, from time to time. The Parties agree that the Executive may perform his duties and responsibilities as a consultant from any location reasonably determined by the Executive.
2.Consulting Services
2.1During the Consulting Period, if any, the Executive shall serve as a non-employee consultant to the Group, and shall provide general advisory services as reasonably requested by the Board with respect to the business of the Group. Such consulting services are expected to entail services in excess of 50% of the Executive’s prior service levels as Executive Chairman. The Executive hereby agrees that prior to the commencement of any Consulting Period, he shall execute such resignations in respect of his employment with the Company or any other position held with the Group to the extent requested by the Company.
2.2During the Consulting Period, if any, the Executive shall be entitled to receive a monthly consulting fee in the amount of USD $83,000 (to be calculated on a pro rata basis for any partial months) (the “Consulting Fee”). The Consulting Fees shall not be subject to any tax withholding and the Executive shall be responsible for paying and remitting any applicable taxes on the Consulting Fees to the applicable tax authorities. Prior to commencement of the Consulting Period, if any, the Company shall enter into an indemnity agreement with the Executive on substantially the same terms as the existing indemnity agreement between the Executive and Cronos Group relating to such services rendered.
3.Compensation and Benefits
3.1Base Salary. During the Employment Period, the Executive shall receive an annual gross base salary at the rate of not less than US $394,000 (the “Base Salary”) per calendar year (to be calculated on a pro rata basis for partial years), less applicable statutory deductions and withholdings, which shall be payable by the Company in accordance with its normal payroll practices.
3.2Bonus. During the Employment Period, the Executive shall also be eligible to participate in the Group’s annual cash bonus plan as may be in effect from time to time, and to receive an annual bonus (to be calculated on a pro-rata basis for partial years), subject to the terms and conditions of such plan as determined by Cronos Group at its sole discretion (the “Bonus”); provided, however, that any such Bonuses shall be contingent on the conclusion of the U.S. Securities and Exchange Commission (“SEC”) investigation (the “Investigation”) into Cronos Group that is pending as of the Effective Date, provided that Investigation does not result in a penalty being levied by the SEC against the Executive personally or against Cronos Group on account of any misconduct or mismanagement by the Executive (the “Payment Condition”). Such Bonuses shall be payable on the later of (i) the date the Group pays annual performance bonuses to other executive officers of the Group for the applicable fiscal year of Cronos Group pursuant to the Group’s annual cash bonus plan and (ii) the satisfaction of the Payment Condition. The Executive’s annual target bonus opportunity for the Employment Period shall be 150% of Base Salary (“Target”). For Cronos Group’s 2020 fiscal year, the Bonus shall be payable in an amount at Target. For Cronos Group’s 2021 and 2022 fiscal years, the Bonus shall be payable at Target.
3.3Long-Term Incentive Awards. During the Term (including, for the avoidance of doubt, the Consulting Period if the Board should elect to terminate Executive’s service as Executive

Chairman prior to the eighteen (18) month anniversary of the Effective Date), the Executive shall remain eligible to receive annual grants of restricted share units over the number of shares of Cronos Group equal to US $985,000 for Cronos Group’s 2021 fiscal year and US $493,000 for Cronos Group’s 2022 fiscal year, in each case, calculated using the closing price of Cronos Group’s common shares on the NASDAQ Global Market on the trading day immediately preceding the Effective Date (each, an “LTI Grant”). The LTI Grants shall be made on the later of (i) the date the Group makes annual long-term incentive award grants to other senior executives of the Group for the applicable fiscal year of Cronos Group and (ii) the satisfaction of the Payment Condition.
Any such equity-based grants shall be governed by the terms and conditions of Cronos Group’s applicable equity award plan and/or the applicable award agreement, except as expressly set forth herein. For the avoidance of doubt, any outstanding equity-based awards held by the Executive as of the Effective Date shall remain outstanding and continue to vest in accordance with their terms; provided, however, that any outstanding equity-based awards that are held by the Executive as of the last day of the Employment Period shall vest as of such date, except in the event of a termination for Just Cause, and any LTI Grant made during the Consulting Period shall be fully vested as of the date of grant.
3.4Group Benefits. During the Employment Period, the Executive shall be eligible to participate in any group health or other insurance benefit plans that may be provided by the Company or Cronos Group, as applicable, to its employees from time to time (the “Group Benefits”) in accordance with the terms and conditions of the applicable plans. The Parties acknowledge and agree that the Company or Cronos Group, as applicable, may amend or discontinue any group benefit plan for its employees, or change benefit carriers, from time to time in its sole and absolute discretion.
3.5Vacation. During the Employment Period, the Executive shall be eligible to earn four (4) weeks of paid vacation in each calendar year, subject to the terms and conditions of the vacation policy of the Company or Cronos Group, as applicable. The Executive shall take his vacation at a time or times reasonable for each of the Parties in the circumstances, taking into account the business requirements of the Group and the need for timely performance of the Executive’s duties and responsibilities pursuant to this Agreement.
3.6Directors and Officers Liability Insurance. During the Employment Period, the Executive shall continue to receive coverage under Cronos Group’s liability insurance policy for directors and officers in accordance with the terms of such policy, as it may be amended by Cronos Group from time to time.
3.7Business Expenses. During the Employment Period, the Executive shall be reimbursed for reasonable expenses actually and properly incurred by him in connection with the performance of the Executive’s duties and responsibilities hereunder, including business entertainment, travel and other similar items, and any pre-approved professional fees and professional courses. The Company shall reimburse the Executive for any business expenses that are actually and properly incurred in accordance with the Company’s normal expense policies and/or practices, as they are amended from time to time, and upon the Executive providing appropriate receipts or other vouchers to Cronos Group in support of such expense claims.

3.8Professional Services. During the Employment Period, the Executive shall be reimbursed for reasonable expenses actually incurred by him in respect of his employment with the Company including, without limitation, legal fees incurred by him for the purpose of obtaining immigration advice, tax advice and accounting advice in respect of his employment with the Company, and annual tax return services in the United States. The Executive shall provide appropriate receipts or other vouchers to the Company in support of such professional services expense claims before receiving reimbursement.
3.9Unpaid Compensation. The Parties agree that the Executive is eligible to receive an annual bonus in respect of Cronos Group’s 2019 fiscal year in the amount of US $473,000 (“2019 STI Award”) and a 2020 long-term incentive award grant in the amount of US $985,000 (calculated using the closing price of Cronos Group’s common shares on the NASDAQ Global Market on the trading day immediately preceding the Effective Date) (the “2020 LTI Grant”), the payments of which were deferred during the Investigation. Such unpaid compensation in the foregoing sentence shall be released upon the conclusion of such Investigation, as determined by the Board in its sole discretion, subject to the Payment Condition.
3.10Clawback Policy. The Executive agrees and acknowledges that any annual, long-term or other cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to the Executive, including, notwithstanding anything to the contrary in such policy is subject to the terms and conditions of any clawback or recapture policy that Cronos Group may adopt generally for senior executives from time to time during the Employment Period, and may be subject to the requirement that such compensation be repaid to the Company after it has been distributed to Executive.
4.Termination of Employment
4.1Termination by Executive. The Executive may voluntarily resign his employment at any time during the Employment Period by giving the Company four (4) weeks of prior written notice of his resignation. The Parties agree that this notice period is provided for the sole benefit of the Company and, as such, the Company may waive the Executive’s notice in whole or in part by providing the Executive with Base Salary in lieu of notice and continued Group Benefits coverage up to the effective date of his resignation. Upon his resignation, the Executive shall have no entitlement to further compensation, except for unpaid Base Salary (or payment of Base Salary in lieu of notice, as applicable), any unused vacation earned to the effective date of his resignation, and any earned Bonus for the prior year if then unpaid (with any such earned Bonus subject to the Payment Condition). All of the Executive’s Group Benefits coverage shall immediately cease upon the effective date of the Executive’s resignation and the Executive shall have no entitlement whatsoever to any Bonus or other payments except as specifically provided hereunder. The Executive may voluntarily terminate his consulting services at any time during the Consulting Period by giving the Company four (4) weeks of prior written notice of his termination. The Parties agree that this notice period is provided for the sole benefit of the Company and, as such, the Company may waive the Executive’s notice in whole or in part by providing the Executive with payment of the Consulting Fee attributable to, and in lieu of, such notice. In the event the Executive terminates his employment or consulting services for any reason prior to the eighteen (18) month anniversary of the Effective Date, the provisions of Article 8 below that would otherwise terminate at the end of the Term shall remain in full force and effect through the eighteen (18) month anniversary of the Effective Date.

4.2Termination by the Company for Just Cause. The Company may terminate the Term and the Executive’s employment or consulting services, as applicable, at any time for Just Cause, immediately and without notice or compensation in lieu of notice, except for unpaid Base Salary and vacation earned and unpaid Consulting Fees, as applicable. All of the Executive’s Group Benefits coverage shall cease immediately upon the effective date of the Executive’s termination of employment for Just Cause and the Executive shall have no entitlement whatsoever to any Bonus or other payments set forth in Article 3 above (except as set forth in Section 3.9).
For the purposes of this Agreement, “Just Cause” includes, without limitation:
(a)conduct by the Executive that would reasonably be expected to result (after consultation with outside counsel) in a penalty being levied by the SEC against the Executive personally or against the Group on account of any misconduct or mismanagement by the Executive;
(b)the Executive’s willful or gross misconduct involving the property, business or affairs of the Group;
(c)any act of theft or fraud, including, without limitation, misappropriation of funds by the Executive;
(d)the Executive’s conviction or plea of guilty or nolo contendere to any felony or crime of moral turpitude; or
(e)the Executive’s engaging in any act of harassment (including sexual harassment) or unlawful discrimination.
Executive may only be terminated for Just Cause after receiving written notice from the Company detailing the event(s) alleged to constitute Just Cause following a vote of a majority of the Board and being provided with a thirty (30)-day cure opportunity (if capable of cure). Executive shall have the right to address the Board, with counsel present, if he so elects, on reasonable advance notice before being terminated by the Board for Just Cause.
4.3Cessation of Employment upon Death or Disability. The Parties agree that the Executive’s employment or consulting services, as applicable, shall cease and the Term shall terminate automatically upon the Executive’s death or, at the discretion of the Company, upon the Executive’s Disability. In the event that the Executive’s employment ceases pursuant to this Section 4.3, the Executive (or the Executive’s estate, as applicable) shall be eligible to receive the payments and benefits set forth in Section 4.4.1 below. In the event that the Executive’s employment ceases because of his death, all of the Executive’s Group Benefits coverage or reimbursement for benefits in accordance with Section 3.4 above shall immediately cease upon his death.
For the purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform the duties and responsibilities of his position by reason of mental or physical illness, injury or disability for a period of more than 180 days, whether or not consecutive, in any period of twelve (12) months with or without accommodation.
4.4Termination upon Completion of the Term or Termination other than for Just Cause. Subject to Sections 4.1 through 4.3 of this Agreement, upon (a) termination of the Employment

Period or Consulting Period, as applicable, by the Company or the Executive upon the completion of the Term, (b) earlier termination of the Executive’s employment as Executive Chairman by the Company other than for Just Cause or (c) if the Executive terminates following a material breach of this Agreement by the Company which is not promptly cured (if capable of cure) within thirty (30) days of receipt of written notice from the Executive, the following provisions shall apply:
4.4.1The Executive shall be eligible to receive (i) all earned but unpaid Base Salary and Consulting Fees, as applicable, through the effective date of such termination; (ii) a pro-rated Bonus (at Target), if any, for the portion of the Employment Period worked in the year of such termination to the extent not already paid by the Company for such portion of the Employment Period (it being understood that no duplication of such payment is intended); (iii) any accrued unused vacation earned for the period up to the effective date of such termination; (iv) any earned Bonus for the prior year if then unpaid (subject to the Payment Condition); and (v) all then unvested equity-based awards shall immediately vest (and, if applicable, any equity which has not then been granted pursuant to the terms hereof shall be immediately granted on a fully vested basis) (subject to the Payment Condition).
4.4.2The Company shall provide the Executive with a severance payment equal to twelve (12) months of his Base Salary and Bonus (at Target), which shall be payable within thirty (30) days after the completion of the eighteen (18)-month Term or such earlier time as the Executive experiences a “separation from service” (within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”)) and shall be subject to applicable statutory deductions and withholdings.
4.4.3The Executive shall also remain eligible to participate in the Group Benefits plans provided to him by the Company for twelve (12) months from the date of termination of employment or until the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to plan terms and the agreement of the insurer. The Executive agrees that the Executive is required to notify the Company when the Executive obtains alternate benefit coverage. The Executive acknowledges that upon such date, all of his Group Benefits coverage shall immediately cease.
4.5Full and Final Satisfaction. The Parties agree that the termination entitlements set out in this Article 4 shall be provided in full and final satisfaction of the Company’s obligations to the Executive upon the termination or cessation of his employment and that the Executive shall sign and return a Full and Final Release in favor of the Group in the form attached as Exhibit B to this Agreement following the end of the Term or, if earlier, following the Executive’s “separation from service” (within the meaning of Section 409A). Further, the Executive acknowledges and agrees that upon receipt of his termination entitlements under this Article 4, the Company shall not have any further or other liability to the Executive whatsoever, except any liability pursuant to any indemnity agreement provided the Company to the Executive (subject only to Section 3.6 of this Agreement), and the Executive hereby waives any right that he has, or may have, to receive reasonable notice at common law or pay in lieu of such notice. Notwithstanding anything to the contrary, the Executive shall not be required to release any right the executive has to indemnity or to enforce any right of indemnity (including directors’ and officers’ liability insurance coverage) as a director or officer or a former director or officer of the Company or the Group.
4.6Termination of Outstanding Equity-Based Awards on Termination by Executive or for Just Cause. In the event that the Executive gives notice of resignation (other than as set forth in

Section 4.4(c)) or the Executive’s employment is terminated by the Company for Just Cause, the Executive’s outstanding unvested equity-based awards shall be forfeited for no consideration (including without limitation any rights to future grants as described under Section 3.3 of this Agreement), with no liability to the Executive in respect of such equity-based awards, and vested options shall terminate within ninety (90) days of the date the Executive gives notice of resignation (other than as set forth in Section 4.4(c)) or the Executive’s employment is terminated by the Company for Just Cause unless exercised in accordance with applicable law or regulation, regardless of any notice period required by law. In the event of any conflict between this Agreement and any equity award plan or any other applicable plan of Cronos Group and/or the applicable award agreement, this Agreement prevails and supersedes.
4.7Resignation of Offices and Directorships. Upon the termination or cessation of the Executive’s employment for any reason or the completion of the eighteen (18)-month Term, whichever comes earlier, the Executive shall immediately resign from any offices or directorships that he may then hold in the Group. The Executive confirms that he shall provide any such resignation(s) in writing, and in a form to be provided to him by the Company.
4.8Co-operation and Assistance with Regulatory and Litigation Matters. The Executive agrees that following the Term, the Executive shall reasonably cooperate with and assist the Group at its expense in connection with any investigation, regulatory matter, legal dispute, lawsuit or arbitration in which the Group is a subject, target or party and as to which the Executive may have pertinent information. The Executive agrees to be reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discoveries and trials. The Company agrees to make every reasonable effort to provide the Executive with reasonable notice in the event that the Executive’s participation is required, taking into consideration the Executive’s then current business and personal commitments. The Company agrees to reimburse reasonable out- of-pocket costs, including lost wages on a per-diem basis, incurred by the Executive as the direct result of the Executive’s participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company. The Executive further agrees to perform all acts and execute any and all documents that may be reasonably necessary to carry out the provisions of this Section 4.8. Executive shall be reimbursed, or the Company shall pay directly as incurred, the Executive’s legal fees and expenses if he determines in good faith that he requires legal counsel in order to cooperate and the Company’s counsel would have a conflict of interest in also representing him. The Executive shall not be required to cooperate if it would be against his legal interests or those of any subsequent employer of the Executive.
5.Services Not Exclusive
5.1The Parties agree that the Executive may act for and render executive and advisory services for and on behalf of third parties other than the Company during the Consulting Period, provided that:
5.1.1The Executive must be available to perform his duties under this Agreement on behalf of the Company for the minimum number of hours each week as may be required, or otherwise agreed as between the Parties;
5.1.2The Executive represents and warrants that he shall not perform or provide any services in violation of Section 8.3 of this Agreement; and

5.1.3The Executive shall not perform any services for and on behalf of the third party that would create a material conflict of interest in respect of his responsibilities and obligations to the Company, irrespective of whether such responsibilities or obligations arise under this Agreement or at common law or otherwise.
6.Acknowledgment by Executive
6.1The Executive specifically acknowledges and agrees that:
6.1.1The Executive has had sufficient time to review this Agreement thoroughly;
6.1.2The Executive has read and he understands the terms of this Agreement and the obligations contained herein; and
6.1.3The Executive received good and adequate consideration for entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged.
7.Notices
7.1Notices. Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given by (i) personal delivery, (ii) mailed by registered mail, postage prepaid with return receipt requested, (iii) delivered by overnight or same-day courier service, or (iv) email transmission, to the address set forth below or at such other address as designated by notice by either Party to the other. Notices delivered personally or by overnight or same-day courier service are deemed to be given and received as of the date of actual receipt. Notices mailed by registered mail are deemed to be given and received three (3) business days after mailing. Notices delivered by email transmission are deemed to be given and received on the next business day following the date that the facsimile or email transmission is sent.
To the Company:
Cronos USA Client Services LLC
251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808 USA
Attention: EVP – Legal and Regulatory Affairs
Email: legal@thecronosgroup.com
To Cronos Group:
Cronos Group Inc.
111 Peter Street, Suite 300
Toronto, British Columbia
Attention: EVP – Legal and Regulatory Affairs
Email: legal@thecronosgroup.com
To the Executive:
Mr. Michael Gorenstein
[***]
Email: [***]

Any Party may change its address for service from time to time by providing written notice to the other Party in accordance with this Section 7.1, and any subsequent notice shall be sent to such Party at its amended address.
8.Restrictive Covenants
8.1Non-Disclosure. The Executive acknowledges and agrees that:
8.1.1during the term of the Executive’s employment and consultancy, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Group and third parties to which the Group may have any obligations of non-disclosure or confidentiality, including, without limitation: trade secrets; know-how; Intellectual Property (as defined below); Executive-Developed IP (as defined below), Development Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Group; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Group; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists and/or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Group and/or any of its customers, suppliers, or vendors; internal personnel and financial information; business and/or personal information about any senior staff members of the Group or any person with which the Group enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Group’s business; the identity or nature of relationship of any persons or entities associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”) the disclosure of any of which to competitors of the Group or to the general public, or the use of same by the Executive or any competitor of the Group, would be highly detrimental to the interests of the Group;
8.1.2disclosure or use of Confidential Information, other than in connection with the Group’s business or as specifically authorized by the Group, will be highly detrimental to the business and interests of the Group and could result in serious loss of business and damage to it. Accordingly, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive shall not, without the Company’s prior written consent, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public or generally known within the industry prior to its disclosure to the Executive; (ii) becomes generally known to the public or within the industry subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section; (iii) becomes available to the Executive from a source independent of the Group; or (iv) the Executive is specifically required to disclose by applicable law or legal process or is required to be disclosed in order to defend or pursue a claim by or against (as applicable) the Company or its affiliates (provided that, in any such case, the Executive provides the Company, if legally permitted, with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information); and
8.1.3the Executive shall deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Group’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Group or leads or referrals to prospective business deals; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.
8.1.4For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental authority or entity concerning matters relevant to the governmental authority or entity. The Executive and the Company agree that no confidentiality or other obligation the Executive owes to the Group prohibits the Executive from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable Canadian, U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires the Executive to notify the Company of any such report. The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
8.2Intellectual Property
8.2.1In this Section 8.2, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including, without limitation, plants, cuttings, seeds, clones, cells, tissues, plant materials and genetic materials (including, without limitation, nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural and vectors).
8.2.2For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and proprietary rights existing in any jurisdiction throughout the world, including any rights in or to: (i) patents, patent applications, patent rights, inventions, industrial designs, industrial design applications, industrial design rights, ideas, discoveries and invention disclosures (whether or not patentable), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing; (ii) trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans, other indicia of source, Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof, together with any goodwill symbolized thereby;

(iii) copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications; (iv) trade secrets, and confidential or proprietary information, data or database rights, know-how, techniques, designs, processes, recipes and formulas; (v) Germplasm, plant varieties, and applications and registrations for plant varieties issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and (vi) circuit topographies, database rights and software.
8.2.3The Executive agrees to promptly disclose to the Company (including, without limitation, to the Board) all Intellectual Property, including with respect to, but without limitation, Germplasm, and whether or not any of the foregoing are registrable, which the Executive may author, make, conceive, develop, discover or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company, and which relate to the business activities of the Group (“Executive-Developed IP”). Intellectual Property coming within the scope of the business of the Company made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Executive-Developed IP and shall immediately become exclusive property of the Company.
8.2.4The Executive further acknowledges that all Executive-Developed IP is “work made for hire” (to the greatest extent permitted by applicable law), “made in the course of employment” and owned exclusively by the Company and that the Executive has been compensated for such Executive-Developed IP by the Executive’s salary, commissions and other benefits, unless regulated otherwise by law. To the extent such Executive-Developed IP is not “work made for hire”, “made in the course of employment” or otherwise not owned automatically and exclusively by the Company as a matter of law, then to the greatest extent permitted under by applicable law, the Executive hereby irrevocably assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Executive-Developed IP, and the Executive agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Executive-Developed IP. If and to the extent the foregoing assignment cannot be effected as a matter of law with respect to any Executive-Developed IP, the Executive hereby grants to the Company an exclusive, perpetual, fully-paid, royalty-free, irrevocable, worldwide, fully-transferable, fully sublicensable (on multiple levels) license to use, modify, display, perform, make, have made, copy, make derivative works, import, export, distribute and otherwise exploit such Executive-Developed IP for any purpose.
8.2.5The Executive must keep, maintain and make available to the Company complete and up-to-date records relating to any Executive-Developed IP, and agree that all such records are the sole and absolute property of the Company. For greater certainty, all materials related to Executive-Developed IP (including, without limitation, notes, records and correspondence, whether written or electronic) (collectively, “Development Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Development Records shall not be removed from Company premises without the prior written consent of the Company. The Executive agrees to maintain as confidential any Executive-Developed IP and Development Records unless and until made generally public by the Company, and not to make application for registration of rights in respect of any Executive-Developed IP unless it is at the request and direction of the Company or unless otherwise required by applicable law or legal process.
8.2.6The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) registered rights in any Executive-Developed IP, including any patents, industrial designs, letters patent, copyrights, plant breeders’ rights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Executive-Developed IP, in form suitable for recordation in the United States, Canada and any other intellectual property office anywhere in the world; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such Executive-Developed IP, whether such proceedings are brought before a court or any administrative body; (iv) to defend and/or assert the Group’s rights in any Intellectual Property against any third party; and (v) to assert the Executive’s moral rights in any Intellectual Property against any third party. The Executive further waives all moral rights in and to any Executive-Developed IP and all work the Executive produced during the course of the Executive’s employment in favor of the Company, its licensees, successors and assigns, and transferees of the Executive-Developed IP and such work.
8.2.7If, in the course of performing duties pursuant to this Agreement, the Executive uses any Germplasm, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.
8.2.8The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including, without limitation, any prior employer or competitor of the Group, and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.
8.3Non-Competition. The Executive shall not at any time during the Term, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, consultant, employee, partner, director, shareholder (other than (i) Executive’s investment in the entities listed on Exhibit A hereto or (ii) a passive investment of less than five percent (5%) of the shares (a) of a company traded on a registered stock exchange or traded in the over the counter market, (b) in a privately held company or (c) as a passive investor in private equity, hedge or mutual funds or similar investment vehicles), or in any other capacity whatsoever:
8.3.1engage in employment or enter into a contract to do work during the Term related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including, without limitation, technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”);

8.3.2have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on the Business in any respect; or
8.3.3advise, lend money to or guarantee the debts or obligations of any Person which carries on the Business in any respect;
applicable (i) worldwide during the Employment Period and (ii) in Canada during the Consulting Period.
8.4Non-Solicitation of Customers. The Executive shall not at any time during the Term, whether alone or for or in conjunction with any Person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer for the purpose of obtaining the business of any Customer or Prospective Customer or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to the Group. For the purpose of this Agreement, “Customer” means any Person which is a current customer or has been a customer of the Group during the term of the Executive’s employment or service with the Company but in the event of the cessation of the Executive’s employment “Customer” shall include only those current customers of the Group with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee or consultant of the Company at any time during the twelve month period preceding the date of the cessation of the Executive’s employment or service; “direct contact” means direct communications with or by the Executive, whether in person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any Person has been actively contacted and solicited for its business by representatives of the Group, but in the event of the cessation of the Executive’s employment or service, shall include only those Persons contacted with the involvement and knowledge of the Executive within the twelve month period immediately preceding the date of the cessation of the Executive’s employment or service. Notwithstanding the foregoing, but subject to the other sections of this Article 8, the Executive may solicit Customers and Prospective Customers during the Consulting Period outside of Canada with respect to new business opportunities provided such opportunities will not result in a cessation or reduction of business with the Company.
8.5Non-Solicitation of Employees. The Executive shall not at any time during the Term, whether alone or for or in conjunction with any Person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Group to leave such employment.
8.6Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Group or to any of their respective suppliers or Customers.

8.7Other Employment. During the Employment Period, the Executive shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation) except as provided hereunder.
8.8Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Group which may come into the Executive’s possession or control shall at all times remain the property of the Group as applicable. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Group. Notwithstanding the foregoing, the Executive may make an electronic copy and retain his contacts list, calendar and any documentation needed for filing his personal tax returns.
8.9Non-Disparagement. Subject to Section 8.1.4 of this Agreement, the Executive shall refrain, both during and after the cessation of the Executive’s employment with the Company, from making, publicly or privately, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns the reputation of Company or the Group, or any of their respective directors, members, limited or general partners, officers, employees, agents, consultants, advisors or other representatives. The Company and Cronos Group agree to direct each of their officers and directors not to speak or act in a manner that would reasonably be expected to disparage or defame or damage Executive and further agree not to direct their officers and directors to engage in any other depreciating conduct or communications with respect to Executive including, without limitation, on social media. For the avoidance of doubt, nothing contained herein shall adversely affect or impair any Party’s right to enforce any of the restrictive covenants or other post-employment obligations contained in this Agreement, or any other agreement to which such Party is a party or otherwise bound.
9.General Provisions
9.1Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Article 8, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages may be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to seek temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.
9.2Survival. Article 8 and this Section 9.2 survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

9.3Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Executive’s employment and supersedes all prior agreements (including the Prior Agreement), understandings, negotiations and discussions between them, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement. Without limiting the generality of the foregoing, by signing below, the Executive acknowledges and agrees, on a voluntary and irrevocable basis, that the Prior Agreement is no longer of any force or effect, and that the Executive has no rights or entitlements under the Prior Agreement, the employment relationship created thereby or the cessation of such employment as contemplated by this Agreement, whether pursuant to contract, statute or the common law.
9.4Amendment and Waiver. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
9.5Severability. Each article, section and paragraph of this Agreement is a separate and distinct covenant and is severable from all other separate and distinct covenants. If any covenant or provision herein contained is determined by a body of competent jurisdiction to make such a determination to be void or unenforceable in whole or in part, it shall be deemed severed from this Agreement and such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement. The remaining provisions of this Agreement shall be valid, enforceable and remain in full force and effect.
9.6Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A, while endeavoring to maintain the intended economics. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
9.7Assignment. This Agreement may be assigned by the Company or to any third party in connection with any sale, merger, amalgamation or other corporate restructuring or reorganization of the Company, provided that there is no material change in any of the terms and conditions of the Executive’s employment and/or this Agreement and this Agreement is binding on the assignee. The Executive may not assign this Agreement or any of the Executive’s rights and obligations hereunder.
9.8Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and the federal laws of the United States applicable in the State of Delaware. The Parties each irrevocably consent to the exclusive jurisdiction of the courts of Delaware and the courts of Delaware shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.
9.9Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
9.10Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement at the Company’s expense in an amount not to exceed US $20,000, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.
9.11Counterparts. The Parties agree that this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a Party and is transmitted to the other Party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of this 9th day of September, 2020.

CRONOS USA CLIENT SERVICES LLC
By:	/s/ Xiuming Shum
Name: Xiuming Shum Title: Secretary

CRONOS GROUP INC.
By:	/s/ Jody Begley
Name: Jody Begley Title: Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE
By:	/s/ Michael Gorenstein
Name: Michael Gorenstein

SIGNED AND DELIVERED in the presence of
/s/ Anna Shlimak
Witness Signature
Anna Shlimak, September 9, 2020
Witness Print Name and Date

[Signature Page to Executive Employment Agreement]

EXHIBIT B

FORM OF FULL AND FINAL RELEASE

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by the undersigned (hereinafter called the “Releasor”) in favor of Cronos Group, Inc. and its subsidiaries (hereinafter referred to as the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, in their respective official capacities as such (hereinafter called the “Releasees”).
WHEREAS, Releasor has been employed as Executive Chairman [and thereafter provided consulting services to the Employer];
WHEREAS, Releasor’s services to Cronos USA Client Services LLC were terminated, effective as of ●; and
WHEREAS, Releasor is seeking certain payments under Section ● of the employment agreement entered into by Cronos USA Client Services LLC, the Releasor and, solely for the purposes specified therein, Cronos Group, Inc., dated September 9, 2020 (hereinafter called the “Employment Agreement”), that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of such payments and benefits and the covenants and agreements hereinafter set forth, the parties agree as follows:
1.GENERAL RELEASE. Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Releasor (or Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Releasor’s employment, or termination or resignation of employment with the Employer, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Releasor’s favor as of the Release Effective Date (as defined below).
Thus, notwithstanding the purpose of implementing a full and complete release and discharge of the claims released by this Release, Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.
2.SURVIVING CLAIMS. Notwithstanding anything herein to the contrary, this Release shall not:
(i)release any Claims for payment of amounts payable under the Employment Agreement (including, without limitation, under Section ● thereof);
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
(iii)release any Claim or right Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
(iv)release any Claim that may not lawfully be waived in a private agreement between the parties; or
(v)limit Releasor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Releasor agrees to waive Releasor’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Releasor or anyone else on Releasor’s behalf (whether involving a governmental entity or not); provided that Releasor is not agreeing to waive, and this Release shall not be read as requiring Releasor to waive, any right Releasor may have to receive an award for information provided to any governmental entity.
3.ADDITIONAL REPRESENTATIONS. Releasor further represents and warrants that Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Releasees nor, has Releasor assigned, pledged, or hypothecated as of the Release Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
4.ACKNOWLEDGMENT BY RELEASOR. Releasor acknowledges and agrees that Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Releasor further acknowledges and agrees that:

(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Release Effective Date and Releasor acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Release Effective Date;
(ii)Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
(iv)Releasor has been advised, and is being advised by this Release, that he has been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the Release, but Releasor can execute this Release at any time prior to the expiration of such review period; [and]
(v)[Because this Release includes a release of claims under ADEA, Releasor is being provided with the information contained in Schedule 1 hereto in accordance with the OWBPA; and]1
(vi)Releasor is aware that this Release shall become null and void if he or she revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Release Effective Date”). Releasor agrees and acknowledges that a letter of revocation that is not received by such date and time shall be invalid and shall not revoke this Release.
5.COOPERATION WITH INVESTIGATIONS AND LITIGATION. Releasor hereby affirms the cooperation covenants set forth in Section 4.8 of the Employment Agreement shall continue to apply following the Release Effective Date in accordance with their terms.
6.RESTRICTIVE COVENANTS. Releasor hereby affirms the restrictive covenants set forth in Article 8 of the Employment Agreement shall continue to apply following the Release Effective Date in accordance with their terms.
7.GOVERNING LAW. To the extent not subject to federal law, this Release shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.
8.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
1 Note to Draft: To be included (along with 45 day consideration period and Schedule 1 attached hereto) in consideration for ADEA/OWBPA claims in terminations involving multiple employees.

9.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
10.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF I have hereunder set my hand this _______ day of ___________, 20____.

SIGNED AND DELIVERED in the presence of: Witness’ Signature Print Name of Witness Address of Witness	[Name of Executive]

Schedule 1

[TO BE COMPLETED AND PROVIDED IF APPLICABLE]
        As required by the Older Workers Benefit Protection Act, the Employer is providing the following information.
        To respect the privacy of your colleagues, we ask that you use the information on this Schedule only for its intended purpose – to help you decide whether to enter into the Release – and that you otherwise treat this information as confidential.
        [All employees of the Employer] [describe subset of employees considered for separation] (known as the “decisional unit”) were considered for the separation program. The chart below shows the job titles and ages, as of ●, of each employee in the decisional unit and whether or not such employee has been selected for termination and offered separation pay in exchange for signing a release under the separation program. Employees have 45 days to consider whether to sign and 7 days to revoke any such release.

Job Title	Age (as of ●)	Selected for the separation program?

B-5